Exhibit 12.1

PSS WORLD MEDICAL, INC. AND SUBSIDIARIES

COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

FOR THE FISCAL YEARS ENDED APRIL 1, 2005, APRIL 2, 2004, MARCH 28, 2003, MARCH 29, 2002,

MARCH 30, 2001, AND FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2005 AND OCTOBER 1, 2004

(Unaudited)

(Dollars in Thousands)

	Fiscal Year Ended										Six Months Ended
	2005		2004		2003		2002		2001		September 30, 2005		October 1, 2004
Fixed charges:
Interest expense	$6,856		$5,560		$12,554		$8,201		$11,374		$2,867		$3,759
Capitalized interest	469		27		—		1,801		1,612		339		—
Interest component of rental expense	13,229		8,962		12,985		12,440		12,768		6,443		7,022

Fixed charges	$20,554		$14,549		$25,539		$22,442		$25,754		$9,649		$10,781

Earnings:
Income (loss) from continuing operations before provision for income taxes	$56,154		$46,300		$14,129		$17,934		$(37,593)		$30,725		$24,807
Add: Fixed charges	20,554		14,549		25,539		22,442		25,754		9,649		10,781
Less: Capitalized interest	469		27		—		1,801		1,612		339		—

Total earnings (loss)	$76,239		$60,822		$39,668		$38,575		$(13,451)		$40,035		$35,588

Ratio of earnings (loss) to fixed charges:
Total earnings (loss)	$76,239		$60,822		$39,668		$38,575		$(13,451)		$40,035		$35,588
Fixed charges	$20,554		$14,549		$25,539		$22,442		$25,754		$9,649		$10,781
Ratio	3.7	(a)	4.2	(a)	1.6	(a)	1.7	(a)	(0.5	)(a)	4.1	(a)	3.3	(a)

(a)	The consolidated ratios of earnings to fixed charges shown above is calculated in accordance with Section 229.503 (d) of Regulation S-K.